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                                                           EXHIBIT 12


                                 ABBOTT LABORATORIES

                  CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (Unaudited)

                                (Millions of Dollars)


                                                  SIX MONTHS ENDED
                                                    JUNE 30, 1998
                                                  ----------------
Net Earnings                                           $1,175

Add (deduct):
   Income taxes                                           457
   Minority interest                                        3
                                                       ------

   Net earnings as adjusted                            $1,635
                                                       ------


Fixed Charges:
   Interest on long-term and
      short-term debt                                  $   78
   Capitalized interest cost                                7
   Rental expense representative
      of an interest factor                                19
                                                       ------

Total Fixed Charges                                       104
                                                       ------

Total adjusted earnings available for
   payment of fixed charges                            $1,739
                                                       ------
                                                       ------

Ratio of earnings to fixed charges                       16.7
                                                       ------
                                                       ------

NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.